Exhibit 99.1

PureSpectrum and Ultra-Tech Lighting Sign Letter of Intent to Further Discussions on Combining Two Companies

Companies Share Similar Product Development Strategies and Offer Complementary Product Lines

SAVANNAH, Ga.--(BUSINESS WIRE)--July 6, 2010--PureSpectrum, Inc. (OTCBB: PSRU) and Ultra-Tech™ Lighting, a New Jersey limited liability company, have been engaged in discussions which have culminated in the two companies signing a letter of intent outlining a possible transaction which would combine the companies.

The objective of the proposed transaction is a combination of the two companies in some manner to allow them to capitalize on commonalities in the companies’ product development strategies and complementary product lines in order to allow for maximum market penetration in the energy efficient lighting sector. With the letter of intent, the two companies have agreed to more formally explore the benefits to be achieved through the proposed transaction. Both PureSpectrum and Ultra-Tech expect to move forward toward finalizing an agreement which will define specific terms of the transaction.

PureSpectrum is marketing and selling residential and commercial dimmable energy efficient lighting, and Ultra-Tech has launched innovative energy-efficient technology-driven lighting for industrial lighting. The two companies share a market driven approach to product development and a commitment to creating, identifying and introducing energy efficient lighting products which satisfy consumer demand while providing superior performance.

Ultra-Tech is one of the first green lighting companies to embrace Magnetic Induction Lighting (MIL) and offers comprehensive support services, ranging from a comprehensive cost/benefit analysis before installation to ongoing technical consulting services following installation, to enable a smooth transition from conventional lighting to energy efficient lighting.

Ultra-Tech’s MIL product line includes high bay and low bay lights, street lights, flood lights, tunnel lights, garage lights and various other styles and applications for industrial lighting. The technology dramatically reduces energy consumption and lowers energy costs by as much as 70 percent, and the lamps are rated to last for 100,000 hours.

PureSpectrum has introduced a line of dimmable Compact Fluorescent Lamps (CFL) targeting the residential market as well as dimmable linear fluorescent ballasts and fixtures aimed at capturing a share of the commercial lighting market. During 2010, PureSpectrum has realized some sales of its dimmable CFL products while filling out the product line and establishing a platform for nationwide distribution, and the company has worked closely with a Northeast distributor to initiate pilot programs and gain traction for its linear fluorescent among commercial properties in New York.

Call (912) 961-4980 or visit www.purespectrumlighting.com for more information. Visit www.ultratechlighting.com to learn more about Ultra-Tech and its line of groundbreaking energy efficient products for industrial lighting.

ABOUT PURESPECTRUM

PureSpectrum, Inc. is a progressive lighting company headquartered in Savannah, Ga., dedicated to researching and developing innovations in lighting in multiple categories that provide answers to questions facing the lighting industry. PureSpectrum is committed to identifying, cultivating, creating and implementing products and technologies that will satisfy the demand for cost effective, performance-driven energy efficient lighting solutions. The company’s mission is grounded in the quest to preserve natural resources and a belief that energy efficient lighting will be embraced and absorbed through improved performance. PureSpectrum is introducing products and identifying technologies that enable energy conservation and improved performance without increased cost or confusion for the consumer. PureSpectrum plans to continue its commitment to researching and developing products that satisfy consumer demand and advance the cause of energy conservation. Please call (912) 961-4980 or visit www.purespectrumlighting.com for more information on PureSpectrum.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for PureSpectrum's products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time by PureSpectrum. For additional information concerning risk factors, please refer to the securities filings at http://www.otcbb.com/asp/Info_Center.asp.

CONTACT:
PureSpectrum, Inc.
Media Contact:
Stephen Weeks, 912-484-9743
sweeks@purespectrumlighting.com